UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                         ____________________________

                                   FORM 8-K

                          ___________________________


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934


          December 31, 1993
0-16690
    (Date of earliest report)
(Commission File Number)




                          ML MEDIA OPPORTUNITY PARTNERS, L.P.
               (Exact name of registrant as specified in its charter)


                New York
13-3429969
      (State or other jurisdiction                       (I.R.S.
Employer
    of incorporation or organization)
Identification Number)






             World Financial Center, South Tower, New York, New
York  10080-6108
                 (Address of Principal Executive Offices)(Zip
Code)





                                   (212) 236-6577


                (Registrant's telephone number, including area code)





                                     Not Applicable


(Former name or former address, if changed since last
report.)Item 5.   Other Events


          On December 31, 1993, the Registrant, Maryland Cable Corp. ("Maryland Cable"), Maryland Cable Holdings Corp. ("Holdings") and ML Cable Partners entered into an Exchange Agreement with Water Street Corporate Recovery Fund I, L.P. (the "Water Street Fund") providing for the restructuring of Maryland Cable. The Water Street Fund holds approximately 85% of the outstanding principal amount of the 15-3/8% Senior Subordinated Discount Notes due 1998 (the "Bonds") of Maryland Cable, which, as described below, are currently in default.

          Pursuant to the Exchange Agreement, the Water Street Fund and the other holders of the Bonds would exchange their Bonds and their Class B Common Stock of Holdings for all of the partnership interests of a newly formed limited partnership ("Newco") that would acquire all of the assets of Maryland Cable, subject to the liabilities of Maryland Cable. Registrant would receive an aggregate of $2,670,000 in satisfaction of the $3,600,000 in Subordinated Promissory Notes, plus accrued interest, and the $5,379,823 in deferred management fees payable to Registrant, and $100 for its Common Stock of Holdings. ML Cable Partners, which is 99.99% owned by Registrant, would receive payment in full of the $6,830,000 participation it holds in the senior bank debt of Maryland Cable. In addition, Registrant would be paid at closing a management fee for managing Maryland Cable's cable systems (the "Systems") from January 1, 1994 to the closing date based on the gross revenues of the Systems during that period. If prior to the closing the Water Street Fund and the other holders of the Bonds transfer a majority of the outstanding principal amount of the Bonds, the Registrant would receive an additional payment equal to 5% of the amount by which the Value (as defined) of the Systems exceeds $180,000,000. The Exchange Agreement also provides for a payment of $500,000 to MultiVision Cable TV Corp., the manager of the Systems, in payment of the severance and other costs relating to the termination of MultiVision as manager.

          Closing of the restructuring is subject to numerous conditions, including the holders of at least 99% of the aggregate principal amount of the Bonds executing the Exchange Agreement, the consent of the franchising authorities and the Federal Communications Commission to the transfer of the Systems to Newco, Newco borrowing $100,000,000 to be used to repay Maryland Cable's senior bank debt, and the agreement from the holders of the senior bank debt to accept payment of the principal amount of the senior bank debt and accrued interest thereon, and no additional fees, interest or other payments for agreeing to extend the maturity of the senior bank debt beyond December 31, 1993. If all closing conditions are satisfied, it is anticipated that the closing would occur during the third quarter of 1994.

          If the holders of at least 99% of the aggregate principal amount of the Bonds (and each holder of at least $100,000 aggregate principal amount of the Bonds) do not agree to exchange their Bonds for interests in Newco, or if agreement cannot be reached with the holders of the senior bank debt, Registrant, Maryland Cable and the Water Street Fund have agreed to file and support a prepackaged bankruptcy of Maryland Cable to effect the terms of the Exchange Agreement.

          There is no assurance that the closing under the Exchange Agreement will occur. Maryland Cable is in default under its bank credit agreement, including a default in the payment of the principal amount of the loan ($85 million) on maturity on December 31, 1993. Unless and until an agreement is reached between Maryland Cable and the holders of the senior bank debt of Maryland Cable, those holders have the right to exercise all remedies available to them, including the right to foreclose on the assets of Maryland Cable, subject to receipt of any required regulatory approvals. As a result of the default in payment of the senior bank debt, there is also a default under the Bonds.

          A copy of the Exchange Agreement is attached as an Exhibit to this Report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          10.1    Exchange Agreement dated December 31, 1993.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                              ML MEDIA OPPORTUNITY PARTNERS, L.P.

                              By:  RP Opportunity Management,
                                   L.P., General Partner

                              By:  IMP Opportunity Management,
                                   Inc.


Dated:  January 12, 1994      By:  /s/ Elizabeth McNey Yates
                                   Elizabeth McNey Yates
                                   Vice President